Exhibit 99.1

Blucora Names Chris Walters as President and Chief Executive Officer

Operations-focused veteran brings a wealth of diversified experience and entrepreneurial spirit to the company

IRVING, Texas, Jan. 30, 2020 — Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people’s goals, announced today that Chris Walters has been named the company’s next President and Chief Executive Officer, effective immediately. Walters, who has been a member of Blucora’s Board of Directors since 2014, played a key role in developing the Company’s growth strategy and is uniquely poised to lead the Company as it prepares to close on its most recent strategic acquisition. He will retain his position on the Board but will step down as Chair of the Compensation Committee.

“I’m very pleased that Chris has agreed to expand his role with Blucora and has become the Chief Executive Officer,” said Georganne Proctor, Chair of Blucora’s Board of Directors. “It has been my privilege to work with Chris since I joined the Board in 2017, and I’ve been impressed with his incredible work ethic and strategic vision for the future of the company. The entire Board and I are confident in his ability to guide Blucora through the next stage of our growth.”

Most recently, Walters served as a senior partner at Activate, a consulting firm focused on technology, media and digital businesses where he helped clients drive growth and create shareholder value. Prior to his role at Activate, Walters was Chief Executive Officer of Encompass Digital Media, Inc., a leading technology services company. Over the course of his career, he also served as Chief Operating Officer for both The Weather Company (owner of The Weather Channel) and the Bloomberg Industry Verticals Group that included BNA, a leading tax and accounting information provider. Walters began his career with Hallmark Cards at their headquarters in Kansas City, Missouri, before joining McKinsey & Co., where he was a partner serving leading investors and companies in media, technology and information businesses.

“It’s been my great pleasure to be a part of Blucora since 2014 and see firsthand the company’s successes, growth opportunities and how it has been able to position itself for the future,” said Walters. “It’s because of this and having been able to play a key role in creating our current strategy, including our tax-centric vision and championing the acquisitions of HD Vest, 1st Global and HKFS, that I’m so excited to make the transition to CEO. I’m thrilled to have the opportunity to spearhead the next phase of our growth, while creating shareholder value and fostering a strong culture and work environment for our employees.”

In addition to serving as a Director of Blucora’s Board, Walters is a member of the Atlanta Board of Directors for Year Up, an organization dedicated to closing the opportunity divide for urban young adults by providing them with the skills, experience and support to empower them to reach their potential through professional careers and higher education. Walters holds a Bachelor of Science in business administration of the University of Vermont and an MBA from The University of Chicago.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates in two segments including wealth management, through its Avantax Wealth Management business (formerly operating under the HD Vest and 1st Global brands), the No. 1 tax-focused broker-dealer, with $68 billion in total client assets as of Sept. 30, 2019, and tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and professional users. With integrated tax and wealth management, Blucora is uniquely positioned to provide better long-term outcomes for customers with holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Contact:

Bill Michalek

Blucora Investor Relations

(972) 870-6463